Exhibit 99.1

AgileThought, a pure-play digital solutions provider that delivers high-end software development at scale, to list on Nasdaq through a business combination with LIV Capital Acquisition Corp.

●	AgileThought is a leading pure play provider of agile-first software, end-to-end digital transformation and consulting services to Fortune 1000 customers with diversity across end-markets and industry verticals

●	AgileThought delivers high-end software development at scale under a uniquely competitive onshore and nearshore business model that leverages talent from the U.S., Mexico and other Latin American countries to serve U.S. corporations

●	The business combination between AgileThought and LIV Capital Acquisition Corp. (“LIVK”) (the “Transaction”) values the combined company at a proforma enterprise value of approximately $482 million and is expected to provide approximately $124 million in primary gross proceeds to AgileThought, including $81 million of cash held in LIVK’s trust account (assuming no redemptions in connection with the Transaction), and a fully committed $43 million investment by PIPE investors and LIV Capital at $10.00 per share. The fully committed investment will, at funding, satisfy the minimum cash requirement to close the Transaction

●	The Transaction will enhance AgileThought’s position at the forefront of the more than $750 billion digital transformation services market in the U.S., offering one of a kind, agile software development capabilities with onshore and nearshore delivery

●	The Transaction is expected to close in the third quarter of 2021 subject to LIVK’s shareholders approval and other customary conditions. Following the closing of the Transaction, the combined company will remain listed on Nasdaq under the new ticker symbol AGIL

●	AgileThought and LIVK will host a joint investor conference call to discuss the details of the proposed Transaction on May 10, 2021 at 11:00 AM EST. To access the conference call, please visit https://www.agilethought.com or https://livcapitalspac.mx, or use dial-in 1-877-407-9039 (U.S.) or 1-201-689-8470 (International) and enter passcode 13719742.

(Irving, Texas and Mexico City, Mexico); May 10, 2021 – AgileThought, Inc. (“AgileThought” or the “Company”), a leading provider of digital transformation and consulting services solutions, and LIVK (Nasdaq: LIVK), a special purpose acquisition company, today announced that they have entered into a definitive business combination agreement. Upon the closing of this Transaction, the combined company will operate as AgileThought, Inc. and will remain listed on Nasdaq under the new ticker symbol “AGIL” with an anticipated market capitalization of approximately $491 million.

“This announcement is another key milestone for AgileThought as we continue our mission to fundamentally change the way people, organizations and companies view, approach and deliver software projects to support their digital transformation initiatives,” said Manuel Senderos, Chairman and Chief Executive Officer of AgileThought. “This Transaction will significantly strengthen AgileThought’s balance sheet and provide us the ability to capture the substantial market opportunity for growth. I am delighted to partner with LIV Capital in AgileThought’s new chapter. I would like to thank all those involved in making this Transaction a success, including (i) our existing institutional investors, Nexxus Capital, a leading alternative asset manager in Mexico, and Mexico Credit Opportunities Fund II, an investment vehicle managed by Credit Suisse Asset Management Mexico, who have contributed to the Company’s growth; (ii) our new investors; and (iii) the entire AgileThought team.”

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“We are excited to partner with Manuel, AgileThought’s shareholders and the exceptional team at AgileThought. AgileThought perfectly embodies the platform and company we have sought to merge with our inaugural SPAC vehicle. LIV Capital has been backing successful company leaders with private equity for many years and we are proud to partner with AgileThought to make our first public market transaction. AgileThought is a great example of the synergistic opportunities that can achieved in the digital transformation sector between Mexico and the United States,” said Alex Rossi, Chairman and Chief Executive Officer of LIVK. “We look forward to supporting AgileThought’s growth strategy as a Nasdaq-listed public company.”

Company Overview

AgileThought is a pure play leading provider of agile-first software at scale, end-to-end digital transformation and consulting services to Fortune 1000 customers with diversity across end-markets and industry verticals.

For over 20 years, Fortune 1000 companies have trusted us to solve their digital challenges and optimize mission-critical systems to drive business value. Our solution architects, developers, data scientists, engineers, transformation consultants, automation specialists, and other experts located across the United States and across Latin America deliver next-generation software solutions that accelerate the transition to digital platforms across business processes.

AgileThought’s management team is led by Founder, Chairman, and Chief Executive Officer, Manuel Senderos; Chief Revenue Officer, Kevin Johnston; Chief Operating Officer, Federico Tagliani; Chief Information Officer, Clare Deboef; and Jorge Pliego, Chief Financial Officer.

AgileThought Investment Highlights

●	$750 billion plus digital transformation services addressable market (as per Gartner estimates for 2022) with a long runway for growth

●	Pure-play digital transformation provider across the entire client lifecycle

●	Unique Agile / DevOps capabilities with Americas onshore and nearshore service delivery

●	Culture of excellence drives strong talent acquisition and retention

●	Proven business model with solid operating margins, cash flow generation, and substantial organic and inorganic growth opportunities

For more information, visit www.agilethought.com or call 1-877-514-9180.

Key Transaction Terms

The Transaction values the combined company at a proforma enterprise value of approximately $482 million, resulting in an implied enterprise value to revenue multiple of 2.6x 2021 and 2.0x 2022 estimated revenue of $184 million and $240 million, respectively.

The Transaction is expected to deliver approximately $124 million primary gross proceeds, including $81 million of cash held in LIVK’s trust account (assuming no redemptions in connection with the Transaction), and a fully committed $43 million investment by PIPE investors and LIV Capital at $10.00 per share. The fully committed investment will, at funding, satisfy the minimum cash requirement to close the Transaction.

2502 N. Rocky Point Drive, Suite 960. Tampa, FL 33607     |     Tel: (855) 875-4700

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In connection with the Transaction, the lenders under AgileThought’s second lien credit facility have agreed to convert approximately $38 million of principal and accrued interest outstanding under that facility into shares of Class A common stock of the combined company immediately prior to the closing of the Transaction, subject to customary conditions.

All Transaction proceeds, after payment of expenses related to the Transaction, will be used to repay AgileThought first lien credit facility of approximately $97 million currently outstanding, until any additional repayments would result in AgileThought’s cash, plus any LIVK working capital funds, being less than $15 million, with any proceeds remaining after those uses being available for the combined company’s general corporate purposes.

Existing AgileThought shareholders (including the lenders under AgileThought’s convertible second lien credit facility, after giving effect to the conversion) will rollover 100% of their equity stake and will remain majority owners of the combined company with approximately 70.7% of the combined company’s issued and outstanding shares of Class A common stock at closing, assuming no public shareholders of LIVK exercise their redemption rights. LIVK’s public shareholders and PIPE investors will own approximately 25.2%, and LIVK’s sponsor will own approximately 4.1% of the issued and outstanding shares of Class A common stock of the combined company at closing.

AgileThought’s management team will continue to lead the combined company following the transaction. Manuel Senderos will serve as Chairman and CEO of the combined company and Alex Rossi will become a director of the combined company’s Board of Directors.

The Transaction, which was unanimously approved by the boards of directors of both AgileThought and LIVK, is subject to approval by LIVK’s shareholders, the conversion under AgileThought’s second lien credit facility having occurred and other customary closing conditions. The Transaction is expected to close in the third quarter of 2021.

A more detailed description of the Transaction terms and a copy of the Agreement and Plan of Merger will be included in a current report on Form 8-K to be filed by LIVK with the United States Securities and Exchange Commission (“SEC”). LIVK will file a registration statement on Form S-4 (which will contain a proxy statement/prospectus) with the SEC in connection with the Transaction.

Advisors

EarlyBirdCapital, Inc. acted as financial and capital markets advisor to LIVK. Davis Polk & Wardwell LLP is serving as legal counsel to LIVK.

William Blair is serving as capital markets advisor to AgileThought. Cooley LLP is serving as legal counsel to AgileThought.

About LIV Capital Acquisition Corp.

LIV Capital Acquisition Corp. (“LIVK”) is a blank check company formed in 2019 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. LIVK intends to leverage its team’s collective managerial, operational, financial and transactional expertise to undertake a business combination with a company with competitive advantages to emerge as a leading public company.

2502 N. Rocky Point Drive, Suite 960. Tampa, FL 33607     |     Tel: (855) 875-4700

www.agilethought.com

LIV Capital Acquisition Corp. Sponsor is an affiliate of LIV Capital, a private equity firm founded in 2000 in order to make equity investments in high- growth businesses in Mexico or with a significant presence in that country. LIV Capital has a deep history of successfully realizing returns on equity investments in a range of Mexican sectors and companies and investing in various phases of growth and maturity. Throughout its more than twenty years, LIV Capital has raised and managed six investment funds. Alexander R. Rossi, Humberto Zesati, and Miguel Ángel Dávila have substantial experience and expertise in the Mexican corporate market where they have served as investors, operators, administrators and advisors.

Investor Conference Call

AgileThought and LIVK will host an investor conference call to discuss the Transaction at 11:00 AM Eastern Time on May 10, 2021. Those who would like to participate may dial 1-877-407-9039 (U.S.) or 1-201-689-8470 (International) and enter passcode 13719742. A live webcast of the call and any accompanying materials will also be available at https://www.agilethought.com and LIVK at https://livcapitalspac.mx. LIVK will also file the presentation with the SEC in a Current Report on Form 8-K, which will be accessible at www.sec.gov.

AgileThought Investor Relations Contact:

Olga Shinkaruk

Vice President, Investor Relations

+9725011441

investorrelations@agilethought.com

LIVK Contact:

Alexander R. Rossi

Chairman and CEO LIV Capital Acquisition Corp.

arossi@livcapital.mx

2502 N. Rocky Point Drive, Suite 960. Tampa, FL 33607     |     Tel: (855) 875-4700

www.agilethought.com

Forward Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics and the combined company’s value, projections of market opportunity and sales pipeline, projections regarding clients and maintaining and growing client relationships, potential future business expansion opportunities and growth strategies, AgileThought’s cash resources, sources of cash and indebtedness, AgileThought’s ability to source and retain talent, the potential benefits and commercial attractiveness to its clients of AgileThought’s services, AgileThought’s business model, potential results and benefits of the proposed business combination, and expectations related to the terms and timing of the proposed business combination. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of AgileThought’s and LIVK’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of AgileThought and LIVK. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the shareholders of LIVK or AgileThought is not obtained; AgileThought’s ability to execute on its business model, potential business expansion opportunities and growth strategies, retain and expand clients’ use of its services and attract new clients, and source and maintain talent; risks relating to AgileThought’s sources of cash and cash resources; failure to realize the anticipated benefits of the proposed business combination; risks relating to the uncertainty of the projected financial information with respect to AgileThought; AgileThought’s ability to manage future growth; the effects of competition on AgileThought’s future business; the amount of redemption requests made by LIVK’s public shareholders; the ability of LIVK or the combined company to issue equity or equity-linked securities in connection with the proposed business combination or in the future; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; and those factors discussed in LIVK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 under the heading “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 30, 2021 and other documents of LIVK filed, or to be filed, with the SEC. If any of these risks materialize or any of AgileThought’s or LIVK’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither LIVK nor AgileThought presently know or that LIVK and AgileThought currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect LIVK’s and AgileThought’s expectations, plans or forecasts of future events and views as of the date of this communication. LIVK and AgileThought anticipate that subsequent events and developments will cause LIVK’s and AgileThought’s assessments to change. However, while LIVK and AgileThought may elect to update these forward-looking statements at some point in the future, LIVK and AgileThought specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing LIVK’s and AgileThought’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Use of Projections

This communication contains projected financial information with respect to AgileThought, namely revenue for 2021 and 2022. Such projected financial information constitutes forward-looking information, and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See “Forward-Looking Statements” above. Actual results may differ materially from the results contemplated by the projected financial information contained in this communication, and the inclusion of such information in this communication should not be regarded as a representation by any person that the results reflected in such projections will be achieved. Neither the independent auditors of LIVK nor the independent registered public accounting firm of AgileThought audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this communication, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this communication.

2502 N. Rocky Point Drive, Suite 960. Tampa, FL 33607     |     Tel: (855) 875-4700

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Additional Information About the Proposed Business Combination and Where To Find It

The proposed business combination will be submitted to shareholders of LIVK for their consideration. LIVK intends to file a registration statement on Form S-4 (the “Registration Statement”) with the SEC which will include preliminary and definitive proxy statements to be distributed to LIVK’s shareholders in connection with LIVK’s solicitation for proxies for the vote by LIVK’s shareholders in connection with the proposed business combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to AgileThought’s shareholders in connection with the completion of the proposed business combination. After the Registration Statement has been filed and declared effective, LIVK will mail a definitive proxy statement and other relevant documents to its shareholders as of the record date established for voting on the proposed business combination. LIVK’s shareholders and other interested persons are advised to read, once available, the preliminary proxy statement / prospectus and any amendments thereto and, once available, the definitive proxy statement / prospectus, in connection with LIVK’s solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the proposed business combination, because these documents will contain important information about LIVK, AgileThought and the proposed business combination. Shareholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by LIVK, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Torre Virreyes, Pedregal No. 24, Piso 6-601, Col. Molino del Rey México, CDMX, 11040.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Participants in the Solicitation

LIVK, AgileThought and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from LIVK’s shareholders in connection with the proposed business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of LIVK’s shareholders in connection with the proposed business combination will be set forth in LIVK’s proxy statement / prospectus when it is filed with the SEC. You can find more information about LIVK’s directors and executive officers in LIVK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 30, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement / prospectus when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement / prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Industry and Market Data; Trademarks

Industry and market data used in this communication have been obtained from third-party industry publications and sources as well as from research reports prepared for other purposes. Neither AgileThought nor LIVK has independently verified the data obtained from these sources and cannot assure you of the data’s accuracy or completeness. This data is subject to change.

This communication contains trademarks, service marks, trade names and copyrights of AgileThought, LIVK and other companies, which are the property of their respective owners.

2502 N. Rocky Point Drive, Suite 960. Tampa, FL 33607     |     Tel: (855) 875-4700

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